EUR 250,000,000 TERM LOAN AGREEMENT
This Agreement is dated ___ May 2023 and is made between:

(1)Xylem Europe GmbH, a company incorporated under the laws of Switzerland, having its registered address at Bleicheplatz 6, 8200 Schaffhausen, Switzerland, registration number CH-287.650.247 (the Borrower);

(2)Xylem Inc., an Indiana company incorporated under the laws of United States of America, having its registered address at 1 International Drive, Rye Brook, NY 10573, United States of America, registration number 201 105 050 0560 (the Parent Guarantor); and

(3)ING Bank, N.V., Dublin Branch, having its place of business a, a branch of ING Bank N.V. whose registered office is in Amsterdam, The Netherlands (the Bank).

IT IS AGREED AS FOLLOWS:

1.DEFINITIONS

Terms used in this Agreement have the following meaning:

Affiliate means in relation to any Person, a Subsidiary of that Person, or a Holding Company of that Person or any other Subsidiary of that Holding Company.

Agreement means this agreement (including the attached schedules) as amended from time to time.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling three months after the date of this Agreement.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(b)in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
Base Rate means for any Loan or Unpaid Sum in EUR the EURIBOR Screen Rate as at 11.00 a.m. (Brussels time), on the relevant Rate Fixing Day for such currency for a period equal in length to the Interest Period of that Loan or Unpaid Sum or if a Replacement Base Rate has been agreed in accordance with Clause 5.8 Replacement of Screen Rate such Replacement Base Rate and, if any such rate is below zero, the Base Rate will be deemed to be zero.

Break Funding Costs means the amount reasonably determined by the Bank to be the costs incurred as a result of the Borrower repaying a Loan on another date than the last day of an Interest Period.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Dublin, Ireland and (in relation to any date for payment or purchase of euro) which is a TARGET Day.

Change of Control means (i) the current parent or controlling shareholder ceasing to Control the Borrower or (ii) the obtaining of Control over the Borrower and/or Parent Guarantor by a Person or a group of Persons who acted jointly on the basis of an arrangement or understanding between themselves or (iii) if any Person or group of Persons shall have acquired beneficial ownership of more than 30% of the outstanding shares of the Parent Guarantor.

Commitment means the amount specified in Clause 2 Facility to the extent not cancelled, increased or reduced under this Agreement.

Compliance Certificate means a Compliance Certificate provided in accordance with Clause 8.3 of this Agreement.

Control means (i) the direct or indirect ownership of more than 50% of the shares, voting capital or similar rights of ownership of a Person, or (ii) the power to directly or indirectly, on the basis of an agreement, through the exercise of voting rights or otherwise, appoint or dismiss the majority of the members of the board of directors or supervisory board or give instructions regarding the policy of the Person with which such members are obliged to comply.

Cost of Funds means the interest rate per annum which the Bank determines in its sole discretion is the cost it will incur in order to fund a Loan in the public or private markets.

Default means an Event of Default or any event or circumstance which would become an Event of Default with the lapse of time, giving of notice, expiry of a grace period or the making of any determination of an Event of Default.

1/19

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Euro, euro, € and EUR means the currency that, at the date of this Agreement, has been adopted by some of the member states of the European Community as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Event of Default means an event or circumstance specified as such in Clause 12 Events of Default. Facility means the term loan facility made available pursuant to this Agreement.
Fee Letter means the letter dated on or about the date of this Agreement between the Bank and the Borrower setting out the upfront fee payable by the Borrower in connection with this Agreement.

Finance Document means this Agreement, any Compliance Certificate, Parent Guarantee, Utilisation Request, Revolving Facility (only for the purpose of calculation of the Financial Covenants and Compliance Certificate), Fee Letter, and any other document designated as such by the Bank and the Borrower, all as may be amended from time to time.
Financial Covenants means the financial covenants set out in Clause 9 Financial Covenants. Financial Indebtedness means any indebtedness for or in respect of:
a)moneys borrowed;
b)any acceptance credit;
c)any bond, note, debenture or other similar instrument;
d)any lease or hire purchase contract or a liability which would in accordance with IFRS, (local) GAAP (General Accepted Accounting Principles) or (other) local accounting standards be treated as a balance sheet liability;
e)receivables sold or discounted (otherwise than on a non-recourse basis);
f)any derivative transaction entered into to protect against or benefit from fluctuations in any interest, rate or price (and the then marked to market value of the derivative transaction will be used to calculate its amount);
g)any other transaction which has the commercial effect of a borrowing;
h)any counter-indemnity obligation or other recourse commitment in respect of any guarantee, indemnity, bond, letter of credit, or other similar instrument issued by a bank or financial institution; or
i)any guarantee, indemnity, surety-ship or similar assurance against financial loss in respect of any liability referred to in the above paragraphs (a) up to and including (h).

Group means the Borrower, the Parent Guarantor and its Subsidiaries from time to time.

Holding Company means, in relation to a Person, any other Person in respect of which it is a Subsidiary.

Increased Cost means:
(a)an additional or increased cost (including, but not limited to, any cost incurred by the Bank or any of its Affiliates as a result of the compliance with the minimum reserve requirements or other requirements imposed by any relevant central bank, by law or regulation);
(b)a reduction in the rate of return from the Facility or on the Bank’s or any of its Affiliates invested overall capital; or
(c)a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by the Bank or any of its Affiliates to the extent attributable (directly or indirectly) to the Bank having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Interest Period means, in relation to a Loan or Unpaid Sum, the period determined in accordance with Clause 5 Interest and Fees.

Loan means a loan made or to be made available under the Facility or the principal amount outstanding for the time being of that loan.

Long Term Credit Rating means the credit rating or ratings (as the case may be) from time to time assigned by Moody's and/or Standard & Poor's to the long term senior unsecured debt of the Parent Guarantor.
Margin means the rate set out in Clause 5.3 Margin. Market Disruption Event means:
(a)at or about 11:00 a.m. (Brussels time) on a Rate Fixing Day the relevant Screen Rate is not available for the relevant Interest Period or a Screen Rate Replacement Event has occurred and this Agreement has not been amended pursuant to Clause 5.8 Replacement of Screen Rate; or
(b)before close of business in Dublin (Ireland) on a Rate Fixing Day, the cost to the Bank of funding the relevant Loan in the European interbank market for the relevant Interest Period would be in excess of the Base Rate.

Material Adverse Effect means any material adverse effect on:
(a)the financial condition, business or assets of the Borrower and/or the Parent Guarantor;
(b)the ability of the Borrower and/or the Parent Guarantor to perform its obligations under any Finance Document; or
(c)the validity, enforceability, effectiveness or ranking of any Finance Document or of a right of the Bank thereunder.

2/19

Original Financial Statements means the audited financial statements of the Borrower and the audited consolidated financial statements of the Parent Guarantor for the financial year ended 31 December 2022 (or, if unavailable, for the year ended 31 December 2021 each).
Parent Guarantee means the document set out in Schedule Parent Guarantee. Party means a party to this Agreement.
Person means any natural person, legal entity, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality).

Rate Fixing Day means, for any period for which an interest rate is to be determined, two Target Days before the first day of that period.
Repayment Instalment means each repayment instalment as specified in Clause 6 Repayment. Replacement Base Rate means a benchmark rate which is:
(a)implemented, designated or recommended as a replacement by the administrator of the Screen Rate or a central bank or any other supervisory or regulatory authority; or
(b)agreed by the Borrower and the Bank as, generally accepted in the international or domestic loan markets as the appropriate successor to a Screen Rate or otherwise an appropriate successor to a Screen Rate.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Revolving Facility means the five-year revolving credit facility agreement dated as of March 1, 2023 with, inter alios, Xylem Inc as borrower, Citibank, N.A., BNP Paribas Securities Corp., ING Bank N.V., Dublin Branch, JPMorgan Chase Bank, N.A., and Wells Fargo Securities, LLC, as lead arrangers, Citibank, N.A.as administrative agent and the persons set out therein as lenders, as amended from time to time.

Screen Rate means the percentage rate per annum administered by the European Money Markets Institute (in respect of EURIBOR), or any other Person which takes over the administration of that rate, for the relevant period displayed on the appropriate page of the Reuters screen. If the relevant page is replaced or the service ceases to be available, the Bank (after consultation with the Borrower) may specify another page or service displaying the appropriate rate.

Screen Rate Replacement Event means (i) in the reasonable opinion of the Bank, the methodology, formula or other means of determining the Screen Rate has materially changed or (ii) the administrator of a Screen Rate announces that (a) it is insolvent or that it shall cease to provide the Screen Rate (and there is no successor administrator) or (b) such Screen Rate may no longer be used or shall be indefinitely or permanently discontinued.

Security Interest means (the creation of) a pledge, charge, hypothecation, mortgage, lien or any other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect in the relevant jurisdiction.

Swiss 10 Non-Bank Rule means the rule that the aggregate number of creditors under this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten (10), if and as long as a violation of this rule may result in Swiss withholding tax consequences, all in accordance with the applicable legislation, circulars, and guidelines as in force from time to time.

Swiss 20 Non-Bank Rule means the rule that the aggregate number of creditors, other than Swiss Qualifying Banks, of the Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation), facilities, and/or private placements (including under the Finance Documents) must not at any time exceed 20 (twenty), if and as long as a violation of this rule may result in Swiss withholding tax consequences, all in accordance with the applicable legislation, circulars, and guidelines as in force from time to time.

Swiss Qualifying Bank means a Person (including any commercial bank or financial institution (irrespective of its jurisdiction of organization)) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the applicable legislation, circulars, and guidelines as in force from time to time.

Subsidiary means in relation to a specified Person any Person over which it has Control.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

Utilisation Date means the date on which a Loan is made or to be made.

Utilisation Request means a request for a Loan in writing substantially in the form of Schedule Utilisation Request or in any other manner or form as accepted by the Bank.
Write-down and Conversion Powers means:
(a)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers     described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

3/19

(b)    in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.

2.FACILITY

2.1Availability
Subject to the terms of this Agreement, the Bank makes available to the Borrower a committed term loan facility in an aggregate amount of EUR 250,000,000.
The aggregate amount of the outstanding Loans may not exceed the Commitment at any moment in time.

3.PURPOSE
The Borrower shall apply all amounts borrowed by it under the Facility towards refinancing of Evoqua Water Technologies Corp. debt. The Bank is not obligated to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.CONDITIONS

4.1Conditions precedent
The first Loan may be requested by the Borrower only after the Bank has received all of the documents and evidence set out in Schedule Conditions Precedent in form and substance satisfactory to the Bank.

4.2Utilisation Request
The Borrower may request a Loan by giving the Bank, via a method as approved by the Bank, a duly completed and duly executed Utilisation Request substantially in the form of Schedule Utilisation Request. A Utilisation Request must be given to the Bank no later than 15:30 Brussels on the first Business Day after the Rate Fixing Day of the relevant Loan. A Utilisation Request is irrevocable.

4.3Utilisation
The Bank is not obliged to make a Loan available if:
(a)on the date of the Utilisation Request or on the Utilisation Date an Event of Default or Default is continuing or would result from that Loan;
(b)the Borrower has issued a notice pursuant to Clause 6 Notification of Default;
(c)the Utilisation Date is not a Business Day within the Availability Period;
(d)the amount of the Loan is not at least EUR 25,000,000 or a higher multiple of EUR 1,000,000 and the currency of the Loan does not comply with Clause 2 Facility;
(e)the Interest Period does not comply with Clause 5.1 Interest Periods;
(f)as a result of the proposed utilisation more than four (4) Loans would be outstanding; and
(g)as a result of the proposed utilisation the aggregate amount of the outstanding Loans would exceed the Commitment.

4.4Guarantee
For the purpose of securing all present and future obligations at any time due, owing or incurred by the Borrower to the Bank under the Finance Documents, the Parent Guarantor shall create in favour of the Bank a Parent Guarantee. For the avoidance of doubt, this shall not prejudice the right of the Bank to proceed in accordance with Clause 13 Acceleration.

4.5Cancellation of Commitment
The Commitment which, at that time, is unutilised shall be cancelled immediately at the end of the Availability Period.

5.INTEREST AND FEES

5.1Interest Periods
(a)Each Loan has successive Interest Periods. The Borrower selects an Interest Period of six (6) months in the Utilisation Request for that Loan and for each subsequent Interest Period in an irrevocable notice received by the Bank not later than 15:30 Brussels time on the last Business Day before the start of that Interest Period. Each Interest Period for a Loan will start on its Utilisation Date or (if applicable) on the first day after the expiry of its preceding Interest Period. The Bank will determine the appropriate Interest Period for any Unpaid Sum.
(b)No Loans may be outstanding after the date on which the final Repayment Instalment must be repaid. If an Interest Period for a Loan exceeds the date on which the last Repayment Instalment must be repaid it will be shortened in order for the Interest Period to expire on that date.

5.1Obligation to pay interest
(a)The Borrower must pay interest on each Loan made available to it and on any Unpaid Sum on the last day of each Interest Period.
(b)Except where it is provided to the contrary in this Agreement, the rate of interest for each Loan is the percentage rate per annum equal to the aggregate of the applicable Base Rate and Margin.

5.1Margin

The Margin shall be the percentage rate per annum adjusted from time to time in accordance with the Long Term Credit Rating as set out in the table below:

4/19

Long Term Credit Rating	Margin (per cent p.a.)
Baa2/BBB (or higher)	1.05
Baa3/BBB- (or lower)	1.25

provided that:
(i)the initial Margin as at the date of this Agreement is 1.05 per cent. per annum;
(ii)in the event that the Long Term Credit Ratings of Moody's and Standard & Poor's differ by one notch the margin will be the one associated with the higher rating. In the event that the Long Term Credit Ratings of Moody’s and Standard & Poor’s will differ by more than one notch the margin will be the one associated with the lower rating;
(iii)in the event that only one of the two above Long Term Credit Ratings is available the remaining one shall determine the Margin;
(iv)if both Long Term Credit Ratings are withdrawn or no Long Term Credit Rating is assigned, the Margin shall be the highest percentage rate per annum set out above; and
(v)a change in the Margin will take effect from and including the fifth Business Day following the publication of the relevant assignment of or change in the Long Term Credit Rating or other event set out in sub-paragraph (iv) above with respect to all Advances then outstanding or made after that date.

5.2Default interest
Upon the occurrence of an Event of Default, the rate of interest referred to in Clause 5.2 Obligation to pay interest will be equal to the aggregate of:
(a)the Base Rate for whatever Interest Period the Bank may deem appropriate;
(b)the Margin; and
(c)2.00% per annum.

5.1Market disruption
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest for the Interest Period shall be the percentage rate per annum which is the sum of the Margin and the Cost of Funds.

5.2Commitment Fee
The Borrower must pay to the Bank a commitment fee computed at a daily basis at the rate of 0.125% per annum on the undrawn and uncancelled portion of the Commitment during the Availability Period. The Commitment Fee shall not be payable during the period of 15 Business Days from and including the date of this Agreement. Accrued commitment fees are payable in arrears on the last day of each calendar quarter and, if the whole Commitment is cancelled, on the date that the cancellation is effective.

5.3Debiting of interest, costs and fees
Unless otherwise agreed in this Agreement, principal, interest, costs and fees payable by the Borrower may and will be debited by the Bank from any account of the Borrower with the Bank. In case an account will be designated by the Borrower in this respect, the Bank will debit the designated account if possible.

5.4Replacement of Screen Rate
If a Screen Rate Replacement Event occurs the Bank and the Borrower may agree such amendments to the Finance Documents as may be required to (i) provide for and align the Finance Documents to the use of a Replacement Base Rate for the calculation of interest under this Agreement, (ii) provide for appropriate fall-back provisions for the Replacement Base Rate and (iii) adjust the pricing to reduce or mitigate the transfer of economic value from one party to another as a result of the application of the Replacement Base Rate.

6.REPAYMENT
(a)The Borrower must repay each Loan made to it in one amount 24 (twenty four) months after the date of this Agreement.
(b)No amount of a Loan repaid may subsequently be re-borrowed.

7.PREPAYMENT AND CANCELLATION

7.1Mandatory prepayment – Illegality, Change of Control
(a)If it becomes unlawful for the Bank or any of its Affiliates to perform any of its obligations, to fund, issue or maintain any Loan or to receive interest under any Finance Document, the Bank may immediately cancel the Commitment and/or declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.
(b)The Borrower must promptly notify the Bank if it becomes aware of any Change of Control or intended Change of Control. After a Change of Control, the Bank may by not less than 5 days’ notice to the Borrower cancel the Commitment and/or declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

7.2Voluntary prepayment
(a)Without prejudice to Clause 17.6 Break Funding Costs, the Borrower may, by giving not less than 10 Business Days prior notice to the Bank, prepay any Loan in whole or in part. Each prepayment notice is irrevocable and must specify the relevant date(s) and the amount of the relevant Loan to be prepaid.

(b)No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

8.INFORMATION COVENANTS

8.1Financial statements

5/19

(a)The Borrower must supply to the Bank:
(i)its audited financial statements prepared in accordance with IFRS and/or local GAAP for each financial year;
(b)The Borrower shall supply the financial statements specified above as soon as the same become available but in any event:
(i)in case of the annual audited financial statements of the Borrower, within 180 days after the end of each relevant financial period;
(c)The Parent Guarantor must supply to the Bank:
(i)its audited consolidated financial statements prepared in accordance with local GAAP for each financial year; and
(ii)its interim consolidated financial statements for each quarter of each financial year.
(d)The Parent Guarantor shall supply the financial statements specified above as soon as the same become available but in any event:
(i)in case of the annual audited consolidated financial statements of the Parent Guarantor, within 180 days after the end of each relevant financial period; and
(ii)in case of the quarterly interim consolidated financial statements of the Parent Guarantor, within 45 days after the end of each relevant financial period.
(e)The Borrower and the Parent Guarantor must inform the Bank as soon as reasonably possible in case its auditor does not issue an audit report for the Borrower in respect of the financial statements.

8.2Changes of financial year or in the method of financial reporting
(a)The Borrower and the Parent Guarantor must notify the Bank of any proposed change of its financial year or to the manner in which its financial statements are prepared.
(b)If requested by the Bank, the Borrower and the Parent Guarantor must supply to the Bank:
(i)a full description of any change notified under paragraph (a) above;
(ii)sufficient information to enable the Bank to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Bank under this Agreement prior to the implementation of the change; and
(iii)positive sign -off by the Borrower’s auditor regarding the change.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

8.3Compliance Certificate
The Parent Guarantor agrees to be bound by and shall comply with Section 5.03 (c) (ii) of the Revolving Facility which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Revolving Facility) were references to this Agreement; (B) references to “the Administrative Agent” were references to the Bank; (C) references to “each Lender” were references to the Bank; (D) references to “the Company” were references to the Parent Guarantor; (E) references to “Chief Financial Officer” were to the Parent Guarantor’s chief financial officer; and (F) references to “paragraph (a) or (b)” above were references to Clause 8.1 (c) of this Agreement. The Compliance Certificate must be duly signed by two authorised signatories of the Parent Guarantor, of whom one must be the Parent Guarantor’s chief financial officer. A Compliance Certificate supplied with the Parent Guarantor’s audited financial statements, must also be signed by its auditor.

8.4Information - miscellaneous
The Borrower must supply to the Bank:
(a)copies of all material documents dispatched by the Borrower to its shareholders (or any class of them) and/or its creditors generally or any class of them, at the same time as they are dispatched to such shareholders and/or creditors by the Borrower;
(b)all information on changes in the legal or organisational structure of the Borrower, its constitutional documents, the Persons that are authorised to sign on behalf of the Borrowers documents and notices in connection with this Agreement and/or Persons that are authorised to sign payment orders on behalf of the Borrowers, promptly following the relevant change;
(c)promptly on request of the Bank, such information as the Bank requires to fulfil its know your customer requirements; and
(d)promptly on request of the Bank, any further information regarding the financial condition and operations of the Borrower as the Bank may reasonably request.

8.5Notification of Default
The Borrower must notify the Bank of the occurrence of any Default (and the steps being taken to remedy it) promptly upon becoming aware of its occurrence. The Parent Guarantor must promptly upon becoming aware thereof, notify the Bank of the expectation that the Parent Guarantor will not be able to comply with its obligations under Clause 9 Financial Covenants.

9.FINANCIAL COVENANTS
The Parent Guarantor agrees to be bound by and shall comply with all provisions under Section 6.05 (Leverage Ratio) of the Revolving Facility which shall apply mutatis mutandis in this Agreement as if, without limitation: (A) references to “the Agreement” (referencing the Revolving Facility) were references to this Agreement; (B) references to “the Administrative Agent” were references to the Bank; (C) references to each of “the Lenders” and “the Required Lenders” were references to the Bank; and (D) references to “each Borrower” and “the Company” were references to the Parent Guarantor. The Parent Guarantor shall comply with this Clause 9 regardless of whether the Revolving Facility is cancelled or otherwise ceases to be valid.
10.GENERAL COVENANTS

10.1General
The Borrower agrees to be bound by the covenants set out in this Clause 10 General Covenants relating to it.

10.2Borrowing for own account/no trustee
The Borrower declares that all Loans will be drawn by the Borrower for its own account.

10.3Compliance with laws, constitutional documents and agreements

6/19

The Borrower must comply in all material respects with all relevant provisions of all laws and regulations, any court or administrative order and its constitutional documents.

10.4Negative pledge
(a)Except as provided in paragraph (b) below, the Borrower may not create or allow to exist any Security Interest on any of its present or future assets.
(b)Paragraph (a) does not apply to:
(i)any Security Interest constituted by or entered into pursuant to a Finance Document;
(ii)any Security Interest comprising a netting or set-off arrangement (including cash pooling) entered into by the Borrower in the ordinary course of its banking arrangements;
(iii)any Security Interest or other lien arising by operation of law and in the ordinary course of trading of the Borrower; or
(iv)any Security Interest securing indebtedness the amount of which (when aggregated with the amounts of any other indebtedness which has the benefit of a Security Interest given by the Borrower, other than any permitted security under (i), (ii) or (iii), does not exceed 10% of the total assets (or its equivalent in any other currency) of the Borrower at any time.

10.5Disposals
(a)Except as provided below in paragraph (b), the Borrower may not, either in a single transaction or in a series of transactions whether related or not, dispose of all or any material part of its assets.
(b)Paragraph (a) does not apply to any disposal:
(i)from a member of the Group (including the Borrower) to another member of the Group (other than the Borrower);
(ii)made in the ordinary course of business of the disposing entity; or
(iii)other than under (i) or (ii) where the aggregate amount of those disposals does not exceed €50,000,000 (or its equivalent in any other currency) at any time in any financial year of the Borrower.

10.6Financial Indebtedness
(a)Except as provided below in paragraph (b), the Borrower may not incur any Financial Indebtedness.
(b)Paragraph (a) does not apply to any Financial Indebtedness:
(i)incurred by the Borrower from another member of the Group;
(ii)incurred under or in relation to the Finance Documents and/or incurred under any other finance document as agreed between a member of the Group and (an Affiliate of) the Bank;
(iii)subordinated to the satisfaction of the Bank; or
(iv)other than under (i), (ii) or (iii) which in aggregate does not exceed €300,000,000 (or its equivalent in any other currency) at any time.

10.7Loans out
(a)Except as provided in paragraph (b) below, the Borrower may not extend loans or be a creditor in respect of any Financial Indebtedness.
(b)Paragraph (a) does not apply to any loan or trade credit:
(i)from a member of the Group (including the Borrower) to another member of the Group (other than the Borrower);
(ii)extended on arm’s length terms and in the ordinary course of business of the relevant member of the Group; or
(iii)other than under (i) or (ii), provided that the aggregate amount thereof does not exceed €75,000,000 (or its equivalent in any other currency) at any time.

10.8No Guarantees or indemnities
(a)Except as provided in paragraph (b) below, the Borrower may not guarantee the obligations of any other Person or assume joint and several liability for or commit itself as surety for those obligations.
(b)Paragraph (a) does not apply to:
(i)guarantees on arm’s length terms and given in the ordinary course of business of the relevant member of the Group;
(ii)any obligation under the Finance Documents or under any other finance document as agreed between a member of the Group and (an Affiliate of) the Bank; or
(iii)other guarantees than under (i) or (ii), provided that the aggregate amount thereof does not exceed €50,000,000 (or its equivalent in any other currency) at any time.

10.9Acquisitions
The Borrower may not make any acquisition to the extent that the consideration (when aggregated with the consideration of all other acquisitions by members of the Group in any financial year of the Borrower) exceeds €200,000,000 (or its equivalent in any other currency) at any time.

10.10Pari Passu
The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Bank against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

11.REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 11 Representations to the Bank on the date of this Agreement. The representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

11.1Status
It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation. It has the power to own its assets and carry on its business as it is being conducted.

11.2Binding obligations

7/19

Subject to applicable insolvency and other laws generally affecting the rights or remedies of creditors the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

11.3Non-conflict with other obligations
The entry into and performance by it of, and the transaction contemplated by, the Finance Documents do not and will not conflict in any material respect with (i) any law or regulation applicable to it, (ii) any constitutional documents of the Borrower or
(iii) any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group assets.

11.4Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

11.5Validity and admissibility in evidence
All Authorisations required (i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents, and (ii) to make the Finance Documents admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

11.6Governing law and enforcement
The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation. Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

11.7No Default
No Event of Default is continuing or is reasonably likely to result from the utilisation of the Facility or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

11.8No Misleading Information
All the information supplied to the Bank were and continue to be true and accurate in any material respect; in particular, the financial statements furnished to the Bank fairly and completely reflect the financial status of the Borrower as on the date of and for the period to which they refer and are not affected by any material change since the date these accounts were drawn up.

11.9No Litigation
No litigation, attachment, arbitration, administrative procedure, which has or might have an adverse effect on the financial condition of the Borrower or on the ability of the Borrower to perform its obligations under the Finance Documents, or a reorganization or bankruptcy procedure, is pending or resolved save for those disclosed upon the signing of this Agreement.

12.EVENTS OF DEFAULT

Each of the events set out in this Clause 12 Events of Default is an Event of Default.

12.1Non-payment
The Borrower does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is caused by a technical or administrative error and is remedied within three (3) Business Days of the due date.

12.2Breach of other obligations
(a)The Parent Guarantor does not comply with any term of Clause 9 Financial Covenants; or
(b)The Borrower does not comply with any term of the Finance Documents (other than those referred to in Clause 12.1
Non–payment or under paragraph (b) above) provided that no Event of Default under this paragraph (b) will occur if the non-compliance is capable of remedy and is remedied within 14 days of the earlier of (i) the Bank giving notice or (ii) the Borrower becoming aware of the non-compliance.

12.3Misrepresentation
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made provided that no Event of Default under this Clause 12.3 will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 14 days of the earlier of (i) the Bank giving notice or (ii) the Borrower becoming aware of the misrepresentation.

12.4Cross-default
(a)Any Financial Indebtedness of the Parent Guarantor and/or the Borrower is not paid when due (after the expiry of any originally applicable grace period);
(b)Any Financial Indebtedness of the Parent Guarantor and/or the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
(c)Any commitment for any Financial Indebtedness to the Parent Guarantor and/or the Borrower is reduced, cancelled or suspended as a result of the occurrence of an event of default (however described), or
(d)Any creditor of the Parent Guarantor and/or the Borrower becomes entitled to declare any Financial Indebtedness of the Parent Guarantor and/or the Borrower, respectively, due and payable prior to its specified maturity as a result of an event of default (however described);
unless the aggregate amount of Financial Indebtedness indicated in paragraphs (a), (b), (c) and (d) above is less than EUR 50,000,000 (or its equivalent in any other currency)
(e)Any event of default (however described) under any agreement or document entered into or issued by a Person to secure the obligations of the Borrower under this Agreement.

12.5Insolvency, dissolution or attachment
(a)The Parent Guarantor and/or the Borrower or any of their creditors applies for moratorium or files for bankruptcy or any other equivalent that materially qualifies as insolvency of the Parent Guarantor and/or the Borrower, or the Parent Guarantor and/or the Borrower is declared bankrupt or insolvent by a competent authority, a petition is presented for its winding-up or liquidation, is subject to a moratorium or any other equivalent that materially qualifies as insolvency, is

8/19

unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts (or announces an intention to do so), begins negotiations with its creditors for the rescheduling of any of its indebtedness, offers a composition, compromise, concordat, assignment or arrangement to its creditors, is being dissolved or decides (or another corporate body of such Person decides or consents to such a decision) to carry out any of the above mentioned actions. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
(b)The appointment of a liquidator, receiver, administrator or other similar officer in respect of the Parent Guarantor and/or the Borrower or any of its assets.
(c)The enforcement of any Security Interest over any assets of the Parent Guarantor and/or the Borrower .
(d)Any asset(s) of the Parent Guarantor and/or the Borrower is affected by an expropriation, executorial attachment, sequestration, distress or execution or a provisional attachment which is not discharged or set aside within 30 days.
(e)The Parent Guarantor and/or the Borrower acts or decides, or is the subject of an act or decision, in a foreign jurisdiction which is comparable with an act or decision described in the paragraphs (a), (b), (c) or (d) above.

12.6Changes within the Borrower
The Borrower’s articles of association or internal rules or regulations are, in the opinion of the Bank, materially amended or the corporate structure of the Group is, in the opinion of the Bank, changed significantly, by a merger, demerger, winding up, conversion, takeover or otherwise,other than with the prior written consent of the Bank.

12.7Cessation of business
The Borrower ceases, or threatens to cease, to carry on all, or a material part of its business.

12.8Qualified audit report
The Borrower’s auditor issues a qualified audit report in respect of the audited financial statements which the Bank considers material (acting reasonably).

12.9Material adverse change
Any (series of) event(s) (which specifically includes a change in law or regulation) which have or, in the opinion of the Bank, are reasonably likely to have a Material Adverse Effect.

12.10Invalidity and unenforceability of the Finance Documents
(a)It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
(b)Any Finance Document is not effective or enforceable in accordance with its terms or is alleged by the Borrower to be ineffective and/or unenforceable in accordance with its terms for any reason.
(c)The Borrower repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.
(d)No Event of Default under paragraphs (a) or (b) will occur if the unlawfulness or (alleged or actual) ineffectiveness or unenforceability individually or cumulatively is remedied within 14 days of the earlier of (i) the Bank giving notice or (ii) the Borrower becoming aware of the non-compliance.

13.ACCELERATION

Without prejudice to any other rights it may have under this Agreement, if an Event of Default occurs or is continuing, the Bank may, by notice to the Borrower:
(a)cancel the Commitment in whole or in part;
(b)declare that any and all amounts outstanding under the Finance Documents are:
i)immediately (without a default notice being required) due and payable (as a result of which all outstanding Loans including accrued interest and any other amounts due by the Borrowers under the Finance Documents (including Break Funding Costs) are immediately due and payable), or
ii)payable on first demand by the Bank (as a result of which all outstanding Loans including accrued interest and any other amounts due by the Borrowers under the Finance Documents (including Break Funding Costs) will become payable on first demand by the Bank;

14.PAYMENTS AND SET-OFF

14.1Currency of account
(a)Each (re)payment in respect of Loans, Unpaid Sums, interest, costs, expenses or taxes shall be made in the currency in which such amounts are denominated or, if applicable, incurred.
(b)Any amount expressed to be payable in a specific currency shall be paid in that currency.

14.2Place of payment
Without prejudice to Clause 5.7 Debiting of Interest, Cost and Fees, all payments to the Bank under the Finance Documents shall be made into the account specified by the Bank.

14.3No set-off
All payments made by the Borrower under the Finance Documents must be made without set-off or counterclaim.

14.4Set-off by the Bank
The Bank is at all times entitled to set off any debt receivable by it from the Borrower under or in connection with the Finance Documents (each a claim) against any debt owed by the Bank to the Borrower (each a debt) regardless of the currency in which the relevant claim and the relevant debt are denominated.

14.5Business Days
If a payment under a Finance Document is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month or if there is no such day in that calendar month the preceding Business Day.

14.6Priority of payments

9/19

If the funds provided by the Borrower for the payment of amounts due under the Finance Documents are insufficient, the priority of payments shall be determined by the Bank irrespective of the due date of the particular amounts or any instruction of the Borrower.

15.INCREASED COST

The Borrower shall, within three Business Days of a written demand from the Bank, pay to the Bank the amount equal to any Increased Cost incurred by the Bank or any of its Affiliates as a result of:
(a)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (with or without having the force of law) made after the date of this Agreement;
(b)compliance with any law or regulation (with or without having the force of law) made after the date of this Agreement; or
(c)the implementation or application of or compliance with Basel III or any law or regulation that implements, applies or amends Basel III, in each case to the extent not reasonably known to the Bank or its relevant Affiliates at the date of this Agreement.
This Clause 15 does not apply to the extent any Increased Cost is (i) attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation that implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or
(ii) attributable to the willful breach by the Bank or its Affiliates of any law or regulation.

For this Clause Basel III means:
(a)Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC (CRD IV);
(b)Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012 (CRR); and
(c)any and all other agreements, rules, guidance, regulations and/or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

16.EVIDENCE AND CALCULATIONS

16.1Evidence
In the absence of manifest error:
(a)accounts maintained by the Bank will be conclusive evidence of the existence and the amount of the obligations of the Borrower under any Finance Document; and
(b)a determination by the Bank of a fee, an interest rate or amount under any Finance Document will be conclusive evidence.

16.2Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

17.INDEMNITY AND GROSS UP

17.1Indemnity
The Borrower must indemnify the Bank promptly upon demand against any costs, loss or expenses (including notarial and legal fees) which the Bank incurs in connection with (i) the occurrence of, or investigating any event or circumstances which the Bank reasonably believes to be a Default or an Event of Default, (ii) the enforcement of the performance by the Borrower of its obligations, or the preservation of any rights, under or in connection with the Finance Documents and (iii) the creation, execution, modification and termination of or the Parent Guarantee.

17.2Currency indemnity
If any sum due from the Borrower under the Finance Documents has to be converted into another currency, that Borrower shall as an independent obligation within 3 Business Days of a written demand: (i) indemnify the Bank against any loss, cost or liability; and (ii) make such additional payment to the Bank necessary to enable it to exchange the sum received against the exchange rate available to it at the time it is received, into the sum and currency originally expressed to be due under the Finance Documents. The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than the currency in which it is expressed to be payable.

17.3Gross up
The Borrower must make all payments to be made under the Finance Documents without any tax deduction, unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Borrower or the Bank, the amount of the payment due from the Borrower will be increased to an amount which (after making the tax payment) leaves an amount equal to the payment which would have been due if no tax payment had been required. Following a transfer or assignment by the Bank pursuant to Clause 18.3 below, the relevant transferee or assignee and/or the Bank is only entitled to receive payment under this Clause 17.3 to the same extent as the Bank would have been if the assignment or transfer had not occurred.

17.4Stamp duty
The Borrower shall pay and indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document.

17.5Value added tax
All amounts payable under a Finance Document to the Bank shall be deemed to be exclusive of any value added tax (VAT). If VAT is chargeable, the Borrower shall, pay to the Bank (in addition to and at the same time as paying the original amount) an amount equal to the amount of the VAT. Where a Finance Document requires the Borrower to reimburse or indemnify the Bank for any costs or expenses, the Borrower shall, at the same time reimburse and indemnify the Bank against all VAT incurred by the Bank in respect of the costs or expenses save to the extent that the Bank is entitled to repayment or credit in respect of such VAT.

10/19

17.6Break Funding Costs
If a Loan is repaid prior to the end of its Interest Period, the relevant Borrower must pay to the Bank the Break Funding Costs attributable to that Loan.

18.CHANGES TO THE DOCUMENTS AND PARTIES

18.1Amendments, waivers and consents
Any waiver, amendment and consent in relation to or under the Finance Documents must be agreed upon in writing.

18.2Transfers by the Borrower
The Borrower may not assign or transfer any of its rights or obligations under any Finance Document without the prior written consent of the Bank.
18.3Transfers by the Bank
(a)The Bank may freely assign or transfer any or all of its rights and/or any or all of its obligations under any Finance Document to any other bank, financial institution, trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (but excluding any distressed investments), provided the assignee or transferee is a Swiss Qualifying Bank or, subject to paragraph (b) below, an Affiliate of the Bank. For the avoidance of doubt, the Bank may not make any transfer or assignment to any Person that is a trade competitor of a member of the Group in any of the activities of that member of the Group or to any Person that is not a Swiss Qualifying Bank (other than, subject to paragraph (b) below, any Affiliate of the Bank) without the prior written consent of the Borrower. It shall not be unreasonable for the Borrower to withhold its consent if a transfer or assignment would result in a breach of the Swiss 10 Non-Bank Rule and/or of the Swiss 20 Non-Bank Rule.
(b)The Bank shall notify the Borrower in writing of any intended assignment or transfer of any or all of its rights and/or any or all of its obligations under any Finance Document to any of its Affiliates with not less than 5 Business Days prior notice. The Company may prohibit, by notification to the Bank in writing, such assignment or transfer, and the Bank shall refrain from so assigning or transferring any of its rights and/or obligations under any Finance Document, if it would result in a breach of the Swiss 10 Non-Bank Rule and/or of the Swiss 20 Non-Bank Rule.
(c)The Bank may also freely create a Security Interest over any or all of its rights and/or any or all of its obligations under any Finance Document provided that no such Security Interest shall release the Bank from any of its obligations under the Finance Documents.
(d)To the extent necessary, the Borrower hereby unconditionally and irrevocably agrees in advance to cooperate with and in advance approves any assignment, transfer or the creation of any Security Interest in accordance with this Clause.

19.NOTICES

19.1Manner of giving notices
(a)Any communication in connection with a Finance Document must be in writing, or, if agreed or indicated by the Bank, electronically (including, but not limited to, e-mail), and must be duly signed and, unless stated otherwise, may be made by letter, sent by post, attached to an e-mail or by fax.
(b)The Bank may rely on the literal wording of any notice (purporting to be) from the Borrower and is not obliged to verify the contents thereof. Incompleteness or distortion of a notice is for the risk of the sender thereof.
(c)The Bank will not be liable for any loss and/or damage resulting from the use of fax or electronic means of communication, including, but not limited to, loss or damage resulting from failure or delay in delivery, interception or manipulation by third parties or computer programs used for electronic communications and transmission of viruses (other than in the case of gross negligence and/or wilful misconduct).

19.2Contact details
(a)Subject to the provisions of this Clause and unless expressly agreed otherwise in writing between the Bank and the Borrower, the contact details of each Party for all communications are those notified by that Party on or before the date it becomes a Party to this Agreement.
(b)The contact details of the Borrower are:
Xylem Europe GmbH
attn: Mr. Stephan Ludescher Bleicheplatz 6
8200 Schaffhausen, Switzerland
(c)The contact details of the Bank are:
ING Bank, N.V., Dublin Branch
attn. Corporate Sector Lending, Chris Gleeson
E-mail: chris.gleeson@ing.com and execution.lending.ams.team6@ing.com.

A Party may change its contact details by giving 5 Business Days’ notice to the Bank (or in the case of the Bank, to the other Parties). Any communication or document to be made or delivered to the Bank will only be effective if and when actually received by the Bank. Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

20.DISCLOSURE OF CONFIDENTIAL INFORMATION

The Borrower irrevocably consents to the disclosure by the Bank, to the extent allowed by applicable law, of any (confidential) information, including personal data, regarding the Borrower and the Finance Documents including information which is, if applicable, subject to bank secrecy rules, to:
(a)the Bank’s Affiliates, professional advisers, auditors, representatives and service providers;
(b)any Person with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly any transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or the Borrower
(c)any Person to whom the Bank (intends to) assign(s) or transfer(s) or create(s) a Security Interest over all or a part of its rights or obligations under the Finance Documents, and to any of that entity’s Affiliates and other entities, including

11/19

professional advisers, to the extent necessary or desired to conclude and perform such assignment, transfer or Security Interest; and
(d)any Person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority, the rules of any stock exchange or pursuant to any applicable law or regulation.

21.CONTRACTUAL RECOGNITION OF BAIL-IN
    Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    any Bail-In Action in relation to any such liability, including (without limitation):
    (i)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)    a cancellation of any such liability; and
(b)    a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

22.MISCELLANEOUS
(a)No failure or delay by the Bank in exercising any right or remedy under the Finance Documents shall operate as a waiver thereof, no single or partial exercise of any such right or remedy shall prevent any other or further exercise thereof or the exercise of any other right or remedy, and the rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.
(b)If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable, it shall not affect or impair the legality, validity or enforceability of any other provisions of the Finance Documents.
(c)The Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

23.RIGHTS OF THIRD PARTIES
A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

24.PROCESS AGENT
Without prejudice to any other mode of service allowed under relevant law, each of the Borrower and the Parent Guarantor:
    (a) irrevocably appoints {……….} located at {……….} as its agent for service of process in connection with any proceedings in the English courts in connection with any Finance Document;
        (b) agrees that any such process will be sufficiently and effectively served on it if delivered to that agent at that address, or in any other manner permitted by law; and
            (c) agrees that failure by a process agent to notify the Borrower and/or the Parent Guarantor (as the case may be) of the process will not invalidate the proceedings concerned

25.GOVERNING LAW AND JURISDICTION
(a)This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England & Wales.
(b)The courts of London in England, in first instance, have jurisdiction to settle any dispute in connection with this Agreement. This submission shall not limit the rights of the Bank to take proceedings in any other court which may exercise jurisdiction over the Borrower or any of its assets.

12/19

SCHEDULE 1 1
CONDITIONS PRECEDENT PART 1
TO BE DELIVERED BEFORE THE FIRST UTILISATION

(1)A certified copy of the articles of association or constitutional documents of the Borrower and the Parent Guarantor.
(2)Certified copies of up-to-date excerpts from the commercial register, a signature-card with a specimen of the signature, copies of the identity cards/passports and, if applicable, all additional documentation evidencing that the Person(s) executing a document or notice on behalf of the Borrower are entitled to represent the Borrower and the Parent Guarantor.
(3)All information that the Bank needs to fulfil its know your customer requirements and comply with applicable anti money- laundering legislation.
(4)A copy of the Group structure chart, including the ultimate parent of the Borrower.
(5)A copy of the most recent audited financial statements of the Borrower.
(6)A copy of the most recent audited consolidated financial statements of the Parent Guarantor.
(7)Legal opinions: legal opinion from external US counsel in relation to the executed Parent Guarantee.
(8)A copy of the duly executed Parent Guarantee and relevant Finance Documents.
(9)A copy of the resolution of the board of directors of the Borrower and the Parent Guarantor approving the transaction and the execution of the Finance Documents.

13/19

SCHEDULE 2

PARENT GUARANTEE

Xylem Inc. Parent Guarantee dated May___, 2023

The undersigned, Xylem Inc., incorporated in Indiana, U.S.A. and having its registered office and principal place of business at 1 International Drive, Rye Brook, NY 10573 U.S.A., hereinafter referred to as the “Guarantor”, hereby unconditionally and irrevocably guarantees as an independent obligation to and in favor of ING Bank, N.V., Dublin Branch, having its place of business at Block 4, Dundrum Town Centre, Sandyford Road, Dundrum, Dublin 16, Ireland, a branch of ING Bank N.V. whose registered office is in Amsterdam, The Netherlands, for itself, its branches and all of its direct and indirect holding companies, subsidiaries and/or any of its or their affiliates, branches and offices (hereinafter collectively referred to as the “Bank”), the correct and prompt fulfilment of any and all debt and liabilities, actual or contingent, present or future of Xylem Europe GmbH, incorporated in Switzerland and having its registered address at Schaffhausen, Switzerland (hereinafter referred to as the “Borrower”) under or in connection with the Euro 250,000,000 Term Loan Agreement dated May , 2023, entered into with the Bank, as amended and supplemented from time to time (hereinafter referred to as the “Agreement”) including without limitation any debts or liabilities under the Agreement (hereinafter collectively referred to as the “Obligations”).

Capitalized terms used herein and not otherwise defined herein shall have the same meaning as given those terms in the Agreement, unless the context requires otherwise.

The Guarantor represents and warrants to the Bank that:
(a)it is duly organized and validly existing under the laws of the state of its incorporation and is in good standing under the aforesaid laws and it has full corporate power and authority to enter into this Guarantee;
(b)the execution, delivery and performance of this Guarantee and the performance of the obligations of the Guarantor hereunder have been duly authorized by all necessary corporate action and other actions required on the part of the Guarantor
(c)this Guarantee constitutes legal, valid and binding obligations of the Guarantor, subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;
(d)neither the execution, delivery and performance by the Guarantor of this Guarantee nor the payment of any or all amounts due hereunder nor the compliance with the terms and conditions hereof will:
(i)violate any law, administrative regulation or court judgement or decree; or
(ii)conflict with the certificate of incorporation of the Guarantor;
(e)all provisions of the Agreement are, and all provisions of the Transactions are or will be, fully known to and approved by the Guarantor.

The Guarantor therefore undertakes upon first written demand of the Bank to pay – without set-off or counterclaim – as its own debt to the Bank the amount of the Obligations demanded by the Bank within ten (10) Business Days following the day on which the demand is received by the Guarantor. The determination by the Bank of the amount shall, in the absence of manifest error, be conclusive and binding on the Guarantor.

The Bank shall be entitled to make more than one demand against the Guarantor, and each written demand of the Bank shall contain a declaration that the Borrower has failed to fulfil its Obligations in whole or in part.

All sums payable by the Guarantor under this Guarantee, whether in respect of principal, interest, fees or otherwise, shall be paid free and clear of and without any deduction or withholding or payment for or on account of any present or future tax (other than any income tax on overall net income of the Bank) levied or imposed. If any such deduction or withholding shall be required to be made by any competent authority, the Guarantor shall forthwith pay to the Bank such additional sums as shall result in the Bank receiving the same net amount as it would have received in the absence of such deduction or withholding.

The Guarantor’s liability under this Guarantee is irrevocable, absolute and unconditional, and shall not be impaired, affected or discharged by reason of (and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to):

(a)any variation in the terms or provisions of the Agreement or the Transactions;
(b)any time or other indulgence granted by the Bank to the Borrower or any other person or any forbearance (whether as to payment, time, performance or otherwise howsoever) or absence of any action to enforce the Agreement or the Transactions which might but for this provision have any such effect;
(c)unenforceability, invalidity or termination of, or any irregularity in the Agreement or the Transactions or the execution of either by the Borrower or any other person or any deficiency in the power of the Borrower or any other person to enter into and perform its obligations under the Agreement or the Transactions (whether or not known to the Bank);

14/19

(d)the recovery of any judgment against the Borrower or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor, except in each case for satisfaction in full of the Obligations.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and notice of dishonor.

The Guarantor’s liability shall include an obligation to compensate the Bank for any reasonable out-of-pocket costs and expenses, including without limitation reasonable legal fees, incurred in enforcing this Guarantee (collectively, “Bank Expenses”).

This Guarantee shall be binding upon and shall inure to the benefit of the Bank and its respective successors and assigns and references in this Guarantee shall be construed accordingly.

This Guarantee is a continuing guarantee and shall remain in full force and effect and be binding upon Guarantor until the Borrower is no longer entitled to incur additional Obligations and all Obligations have been satisfied in full, at which time this Guarantee shall automatically be cancelled; provided that this Guaranty shall continue to be effective or be reinstated (as the case may be) in the event the payment or collateralization of any of the Obligations or any part thereof is rescinded or must be otherwise restored or returned by the Bank upon a bankruptcy of the Borrower or otherwise.

This Guarantee and all rights and obligations hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of New York. The Guarantor hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States of America located in the borough of Manhattan or in the United States District Court for the Southern District of New York for any action, suit, or proceeding arising out of or relating to this Guarantee and the transactions contemplated hereby. The Guarantor hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement in the courts of the State of New York or the United States of America located in the borough of Manhattan or the United States District Court located in the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

Each of Guarantor and Bank hereby waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this guarantee, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. Each of Guarantor and Bank hereby states that it knowingly and voluntarily waives its rights to a jury trial. In the event of litigation, a copy of this guarantee may be filed as a written consent to a trial by the court.

Notwithstanding anything to the contrary contained herein, in no event shall Guarantor’s payment obligations under this Guarantee exceed the sum of (a) any unpaid Obligations and (b) Bank Expenses.

IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first above written.

XYLEM INC.
By:…………………………………………………. Name:……………………..........................
Title:……………………………………………….

Acknowledged

ING BANK, N.V., DUBLIN BRANCH
By:…………………………………………………. Name:……………………..........................
Title:……………………………………………….

By:…………………………………………………. Name:……………………..........................
Title:……………………………………………….

15/19

SCHEDULE 3
UTILISATION REQUEST

To:    [ING ENTITY] From: [BORROWER] Date: [DATE]

Xylem Europe GmbH – EUR 250,000,000 Term Loan Agreement dated [___] (the “Agreement”)

1.We refer to the Agreement. This is a Utilisation Request. Capitalised terms used herein have the meaning given to those terms in the Agreement unless defined otherwise herein.
2.We wish to borrow a Loan on the following terms:
(a)Utilisation Date: [__];
(b)Amount: €[__];
(c)Interest Period: 6 months.
3.The bank account to which the Loan should be paid is: bank account [] in the name of [] held at [].
4.We confirm that each condition precedent under Clause 4.1 Conditions precedent of the Agreement which must be satisfied on the date of this Utilisation Request is so satisfied and that there are no circumstances as described in Clause
4.3 Utilisation of the Agreement on the basis of which the Bank would not be obliged to extend the Loan.
5.This Utilisation Request is irrevocable. [BORROWER]
By: [__]

Title: [_

16/19

SIGNATORIES

XYLEM EUROPE GMBH

By: Title:

XYLEM INC.

By:

Title:

ING BANK, N.V., DUBLIN BRANCH

By:    By:

Title:    Title:

[Xylem- Signature Page to Term Loan Agreement]